UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2007

NCR CORPORATION

(Exact Name of Registrant Specified in Charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1700 S. Patterson Blvd.

Dayton, Ohio 45479

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its meeting on February 12, 2007 (the “February 12 Meeting”), the Compensation & Human Resource Committee (the “Committee”) of the Board of Directors of NCR Corporation took certain actions, including those described below, relating to the compensation of its named executive officers. The actions described below were taken by resolutions approved by those members of the Committee who are considered “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Performance Measures for 2007 Annual Bonuses

At its meeting on January 23, 2007, the Committee determined that the amount of 2007 awards payable to executive officers under the Company’s Management Incentive Plan (“MIP”) shall be 1.5% of 2007 Earnings Before Income Taxes (“EBIT”), as defined in the MIP, for the Chief Executive Officer, and .75% of EBIT for each other executive officer, with such amounts to be subject to downward, but not upward, discretion, as provided in the MIP. At its February 12 Meeting, the Committee approved performance measures to be considered, along with other factors, if any, deemed to be appropriate by the Committee, in exercising downward discretion to determine the amount of the annual bonuses, if any, that will be paid to the Company’s executive officers, including its named executive officers, under the MIP in respect of fiscal 2007 (the “2007 Annual Bonus”). As approved by the Committee, performance measures that will be considered when determining the 2007 Annual Bonuses will include three components, which components are tied respectively to (1) Annual Financial Objectives, (2) Stretch Objectives and (3) Diversity Objectives. Each of these three components is described below.

Annual Financial Objectives

The specified performance measures approved by the Committee in respect of this component of the 2007 Annual Bonus, and the weight attributed to each, were as follows:

Financial Measures	Executives/Weightings
	Messrs. William Nuti (CEO) and Peter Bocian (SVP and CFO)	Mr. Malcom Collins (SVP, Financial Sol. Div.),	Mr. Koehler (SVP, Teradata Div.)	Ms. Christine Wallace (SVP, Worldwide Customer Services Div.)
Profit:
Company Non-Pension Operating Income (“NPOI”)(1) after Capital Charge(2)	100%	25%	25%	50%
Division NPOI			37.5%	50%
Solution portion		18.75%
Annuity portion		18.75%
Revenue:
Division Revenue (combined solution and annuity)		37.5%	37.5%

Total	100%	100%	100%	100%

(1)	NPOI is a non-GAAP financial measure used by NCR due to the significant change in pension expense from year to year. Company NPOI includes the Company’s income from operations under U.S. generally accepted accounting principles less pension income/expense. Division NPOI includes the Company’s reported operating results for each of NCR’s business segments.
(2)	Capital Charge is a formula used to determine the total cost of capital deployed. It includes accounts receivable plus inventory, plant, property and equipment, other current assets and capitalized software less accounts payable, payroll and employee benefits, other current liabilities and post retirement benefits.

Performance at target levels set by the Committee represents a potential payout under this component of the 2007 Annual Bonus of (i) 100% of base salary in the case of Mr. Nuti, and (ii) 75% of base salary in the case of Messrs.

2

Bocian, Collins and Koehler and Ms. Wallace. For all named executive officers, (i) performance at threshold levels set by the Committee represents a potential payout equal to 50% of the potential payout at target levels and (ii) performance at maximum levels set by the Committee represent a potential payout equal to 200% of the potential payout at target levels.

Stretch Objectives

The second component of the 2007 Annual Bonus is tied to the satisfaction of specific stretch objectives established by the Committee. With respect to named executive officers, participation in this component is limited to our Chief Executive Officer and each of our named executive officers with responsibility for the management of a particular business unit (Messrs. Collins and Koehler and Ms. Wallace, collectively the “Business Unit Named Executives”). For our Chief Executive Officer, these objectives relate to specific corporate-level strategic objectives. For each Business Unit Named Executive, the objectives under this component of the 2007 Annual Bonus relate to revenue goals for the relevant business unit. For the Chief Executive Officer, the potential payout is 50% of base salary. For each Business Unit Named Executive, the potential payout under this component of the 2007 Annual Bonus is 25% of base salary.

Diversity Objectives

The third component of the 2007 Annual Bonus is tied to the satisfaction of specific corporate-wide diversity objectives established by the Committee. For each named executive officer, the potential payout for satisfaction of these diversity objectives is 10% of base salary.

Equity Grants to Chief Executive Officer

At the February 12 Meeting, the Committee awarded our Chief Executive Officer, effective as of March 1, 2007: (a) stock options pursuant to the NCR Stock Incentive Plan (“Stock Plan”) with a dollar value of $2.75M, at an exercise price for each share subject to the option equal to the Fair Market Value (as defined in the Stock Plan and amended by the Committee on October 24, 2006) of one such share on March 1, 2007; and (b) performance-based restricted stock units of NCR Common Stock with a dollar value of $2.75M. The forms of agreement used to document such stock options and performance-based restricted stock units were filed with our Current Report on Form 8-K on December 20, 2006.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Corporation

Dated: February 16, 2007	By:	/s/ Peter Lieb
Peter Lieb Senior Vice President, General Counsel and Secretary

4